Exhibit 5

                     [Troutman Sanders Mays & Valentine LLP]




                                  June 20, 2001




Board of Directors
Victor Ebner Enterprises, Inc.
c/o 1660 International Drive, Suite 600
McLean, Virginia 22192

                         Victor Ebner Enterprises, Inc.
                         ------------------------------

Ladies and Gentlemen:

         This letter is delivered to you in connection with the actions taken and proposed to be taken by Victor Ebner Enterprises, Inc., a Florida corporation, with respect to the Victor Ebner Enterprises, Inc.'s Consulting Agreement (the "Agreement"). As counsel to Victor Ebner Enterprises, Inc., we have reviewed the registration statement on Form S-8 (the "Registration Statement") to be filed by Victor Ebner Enterprises, Inc. on or about June 20, 2001, with the Securities and Exchange Commission to effect the registration of 200,000 shares of common stock of Victor Ebner Enterprises, Inc. under the Securities Act of 1933 (the "Act") for issuance under the Agreement.

         In this regard, we have examined the Articles of Incorporation and Bylaws of Victor Ebner Enterprises, Inc., records of proceedings of the Board of Directors of Victor Ebner Enterprises, Inc., the Agreement and such other records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein. In addition, we have relied as to certain matters on information obtained from public officials, officers of Victor Ebner Enterprises, Inc. and other sources believed by us to be reliable.

         Based upon our examination and inquiries, we are of the opinion that the shares which constitute original issuance securities will, when issued pursuant to the terms and conditions of the Agreement, be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                     /s/ Troutman Sanders Mays & Valentine LLP
                                    --------------------------------------------
                                    Troutman Sanders Mays & Valentine LLP